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On May 24, 2010, Gentiva Health Services, Inc. (“Gentiva”) hosted a call with investors to discuss Gentiva’s announced acquisition of Odyssey HealthCare, Inc. (“Odyssey”). A copy of a transcript of that call is set forth below. The following transcript may be deemed to be solicitation material in respect of Gentiva’s proposed acquisition of Odyssey.

In connection with the proposed acquisition, Odyssey intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Odyssey. Before making any voting or investment decision with respect to the acquisition, investors and stockholders of Odyssey are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Odyssey with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Odyssey by directing a request to Odyssey’s Investor Relations Department at toll free phone number 888-922-9711, email address InvestorRelations@odsyhealth.com or through the Odyssey Web site www.odsyhealth.com under “Investor Relations—InfoRequest”..

Odyssey and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Odyssey stockholders in connection with the acquisition. Information about Odyssey’s directors and executive officers is set forth in Odyssey’s proxy statement on Schedule 14A filed with the SEC on April 5, 2010 and Odyssey’s Annual Report on Form 10-K filed on March 10, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Odyssey intends to file with the SEC.

GENTIVA HEALTH SERVICES

Odyssey HealthCare Acquisition Conference Call

May 24, 2010

10:00 a.m. ET

Operator:

Good morning, my name is Melissa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Gentiva Health Services conference call discussing its acquisition of Odyssey HealthCare. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period. If at that time you have a question, you will need to press the star key followed by the number one on your pushbutton phone. Please note, each participant will be limited to be one question and one follow-up. Any additional questions can be asked by rejoining the queue.

As a reminder, this conference call is being recorded today, May 24, 2010. It is now my pleasure to turn the floor over to John Camperlengo, General Counsel. Sir, you may begin your conference.

John Camperlengo:

Thank you, Melissa, and good morning, everyone. I am John Camperlengo, General Counsel of Gentiva Health Services, and this call is to discuss Gentiva’s intention to acquire Odyssey HealthCare.

On the call today are Tony Strange, Gentiva’s Chief Executive Officer, and Eric Slusser, our Chief Financial Officer.

We hope that each of you had a chance to review the company’s release issued earlier this morning. All statements made during this call relating to future results and events are forward-looking statements that are based on our current expectations. Actual results could differ materially from those projected in forward-looking statements because of a number of risk factors and uncertainties which are discussed in our annual and quarterly SEC filings, and in the cautionary statements contained in our press release and on our Web site.

Our call today will be consistent with the SECs regulation FD. We encourage participants to ask their questions during the call, since we have certain limitations on comments that could be made in individual inquiries. You may access a replay of this call on our Web site for the next seven days. A transcript of the call will be posted on our site within the next 48 hours, and will be available for the next 12 months.

Following today’s prepared remarks, we will open the call to questions. Please limit your initial comments to one question and one follow-up so that we can accommodate as many callers as possible in the allotted time.

Let me now turn the call over to Gentiva’s Chief Executive Officer, Tony Strange.

Tony Strange:

Thanks, John, and good morning, everyone. Thanks for joining our call today. We’re delighted to share the news with you today that we’ve entered into an agreement to acquire Odyssey HealthCare, one of the largest providers of hospice care in the United States, with 121 locations in 30 states. Simply put, we believe this transaction will make Gentiva the largest U.S. healthcare provider focused on home health and hospice services.

With me on the call today, and available for questions, are Eric Slusser, Gentiva’s Chief Financial Officer; John Camperlengo, our General Counsel; and also joining us is John Potapchuk.

I’m going to make a few high level comments about the transaction, and then we’ll take your questions.

Before we get into the specifics, I’d like to review four strategic issues that make this transaction extremely attractive to Gentiva. First, home health and hospice share a common patient base, the over 65 population is growing at a rate that is three and a half times faster than the rest of the population. There are patients who receive home health today that will receive hospice at some point in the future.

Secondly, home health and hospice share a common customer base. Referral sources that care for home health patients also care for potential hospice patients, allowing us to leverage these customer relationships across multiple business lines.

Third, the diversity and business mix provides some insulation for the impact of legislative changes to reimbursement in Washington.

And finally, specific to Odyssey, the geographical fit is just about perfect. Our hospice programs have very little overlap; however, our home health operations overlay with their hospice locations very nicely.

So let’s go over a few of the terms. The acquisition agreement is an all cash transaction for $27 per share, or an aggregate purchase price of approximately $1 billion. While subject to shareholder approval, both boards have unanimously approved the transaction, and subject to regulatory approvals, we anticipate a closing during the third quarter.

We are very excited to welcome Odyssey and their employees to the Gentiva family. As one of the largest providers of hospice care in the country, Odyssey has been servicing the needs of patients and patient’s families for over 14 years. Bob Lefton and his team run a terrific company, and share with Gentiva the same commitment to quality of care for all of the patients that we serve.

Both the Odyssey and VistaCare brands are recognized as leaders in their respective markets, and Gentiva has a history of preserving the local market brand equity of our provider organizations whenever and wherever possible.

We anticipate that the combination of Odyssey and Gentiva’s hospice operations will create the leading hospice provider in the U.S. with a combined average daily patient census of about 14,000 patients, and operations in 30 states. With 40 percent of the combined company’s revenue coming from hospice, the transaction provides a nice balance in our business mix.

I’m sure you’ll have lots of questions on the terms and conditions of the deal, as well as wanting to understand the pro forma financials. As we indicated in our press release this morning, we have committed financing for approximately $1.1 billion to fund the transaction, and refinance existing debt. We’ll be disclosing the details related to the financing in the next several weeks, and more detailed information will be available at that time.

Along with the committed financing, we’ve completed our due diligence, and in the coming weeks, we’ll begin integration planning. We expect this transaction to be accretive to our adjusted EPS in the first year of combined operations.

In closing my prepared remarks, this transaction is an important step in executing our strategy to add significant scale in our hospice business that compliments our home health business. This is an exciting transaction for Gentiva, and we look forward to keeping you posted on our progress as we move through the approval process. I’d like to thank both Boards of Directors for the manner in which they’ve represented their shareholders. In addition, I’d like to thank all of the professionals on both sides of the transaction for the thousands of hours that have gone into getting us here today. And lastly, I’d like to thank each of you for joining us on our call today in such short notice. With that, I’ll open it up, and we’ll take your questions.

Operator:

If you would like to ask a question, please press the star key followed by the number one on your push button phone. Again, management requests that in the interest of time callers limit themselves to one question and one follow-up.

Your first question comes from Brendan Strong of Barclays Capital.

Brendan Strong:

Hey, good morning, thanks very much for taking the questions here. I just wanted to ask you know overall, as you’re thinking about the synergies you know between the two businesses, is it – you know is it more driven by you know corporate overhead, is it driven by you know really being able to leverage the marketing expense? Is there you know overlap in the you know in any of the daily work where you can you know take some costs out or drive more revenue through the business?

Tony Strange:

Well, Brendan, first of all, clearly in a transaction of this size, we expect there to be synergies, I mean clearly the two companies don’t need two CFOs and two general counsels, and so from that standpoint, I would lean more toward the corporate side of your question. In the field, there’s only eight markets that overlap, so I wouldn’t anticipate that there’d be a lot of synergies in the field in terms of cost reductions, I think there might be more synergies in the field related to leveraging customer bases, and patient bases, and those types of things.

We haven’t gotten specific with synergy numbers yet, as we really haven’t begun the integration planning process, so I think you’ll be able to get a little bit more detail in the upcoming weeks as we begin to release some additional details around our financing commitments.

Brendan Strong:

OK, and just at a high level, I don’t happen to have the number handy, do you know what Odyssey has been spending on corporate overhead?

Eric Slusser:

This is Eric. That number generally – and again, everybody in this business and what is and what isn’t included varies by company. But generally I think on a run rate around $60 million is a rough estimate.

Brendan Strong:

OK. And it – and this is the last question, I mean do you think you can take a lot of that out, most of it?

Tony Strange:

Well, Brendan, like I said, we haven’t really given a lot of specifics related to that yet. I mean as this thing unfolds over the next several weeks, and we’re able to release more detail related to our financing commitments, I think we’ll be able to give some more clarity around that.

Brendan Strong:

Very good. Congratulations.

Tony Strange:

Thank you very much.

Operator:

Your next question comes from Darren Lehrich of Deutsche Bank.

Darren Lehrich:

Thanks, good morning, everybody, and congratulations here. I guess my first question just relates to leverage. You know you guys are obviously going to be using a lot more leverage here, you’ve spent the last several years taking down your leverage. And I’m wondering if you can just help put into perspective you know roughly four times leverage that you’ll have for this transaction, and you know the risk associated with that type of leverage that you see.

Tony Strange:

Well, Darren, first of all – and then I’ll let Eric comment. First of all, kind of read through your analysis, and I think that you’re spot on with the way you’re looking at the transaction. So you know congratulations to you. I think you’ve seen it clearly.

You know whether you’re talking about net debt, or obviously it depends on the timing of close, and lots of other factors, but if you’re in that ballpark of four times leverage, that’s a leverage ratio that we’re very comfortable with. If you’ll recall, when Gentiva acquired Healthfield, I think we started out with a leverage ratio of about 4.6 or 4.7, and then you know worked that down now to about 1.6 times. So given the cash flow of the two businesses, we’re very comfortable with the leverage ratio in that four times, and so it’s not something that concerns us at all. I mean, Eric, is there anything you can add to that, or …

Eric Slusser:

No, well I’d just add to your comment, Darren, about the note, if people are looking for general areas of where this transaction comes out financially, your report this morning was for the most part generally in the ballpark. I would just add that that four times – approximate four times leverage is on a net basis, and obviously it’s going to depend on closing time, and market conditions at time of close. But as we look at the deal today on a pro forma basis, a net basis of approximately four times is in the ballpark. You know we’re very comfortable with that. Both of these companies have strong balance sheets, and very strong cash flows, and when you put the two together, that cash flow gets even stronger. We believe this will delever itself on a fairly rapid basis over the next few years.

Darren Lehrich:

Yes, it seems that way. And then just so I’m clear in sort of what you’re saying, we’d just assume preliminarily that your blended cost of debt might be in the sort of seven to eight percent range. Does that seem like the right you know place to land …

Eric Slusser:

Yes, well again, you have to estimate this based on what you know in today’s market conditions, so it’s always subject to market conditions at close. But I think generally it would be on a blended basis the bottom end of the range you just indicated.

Darren Lehrich:

OK. Thanks very much, everybody.

Operator:

Your next question comes from Whit Mayo of Robert Baird.

Whit Mayo:

Hey, thanks, good morning. Just wanted to follow up on Darren’s question about the financing. Eric, can you give us you know a feel for what the size of the new facility, and you know what the term A and term B will look like?

Eric Slusser:

Yes, and you’ll find this in 8-K filings today. But generally, the structure will be a term loan facility in the approximate area of $800 million, and a range of six years. And then that will also be supported by a senior note facility of around $300, $305 million that we’re looking at around an eight-year term. We also will refinance our existing debt, their existing debt, which is included in that. And then also, we have to redo our existing revolving credit facility, and we’re looking at a number of around $125 million revolver in this process, which would be estimated at five years.

Whit Mayo:

Yes, and maybe kind of upon closing, what do you think the debt covenants will look like?

Eric Slusser:

Well at this point, you’ll see in the filings, those debt covenants haven’t been specifically stated for the most part, we will have EBITDA requirements, liquidity requirements, but I’d just today, we’re not prepared to get into that in detail.

Whit Mayo:

OK, that’s fine. And then maybe the breakup fee, if I could get a number for that.

Tony Strange:

Yes, there is a standard breakup fee, I think during a short window here, we’ve got a two and a half percent breakup fee, and after that, during the window shop provision, that number goes to three percent. So it’s between $25 and low $30 million range.

Whit Mayo:

Tony, maybe just to step back, if you could provide just a little bit more perspective on you know perhaps the sequence of events that led up to this deal you know when the board made the decision to move forward with you know the initial due diligence. And you know just like to have an idea of how long you’ve been looking at this transaction.

Tony Strange:

Fair enough. I guess there was two different questions there, I mean strategically, we’ve been focused on building a home health and hospice company focused on the geriatric population now for the last three to four years. I think on some of our prior calls, I’ve talked about that I thought Gentiva first of all needed to get its house in order related to hospice, and make sure that we understood the hospice business, and understood how to run it both effectively and profitably. And I think over the past I guess two years or 18 months to two years, we’ve really grown to become comfortable with the how to run a hospice business.

So making hospice a larger piece of our business has been something that we’ve been focused on for the last year, year and a half. Specific to this transaction, I’ve known Bob Lefton now for over the last year or so, become very impressed with his team, and how they run their business. I’ve watched them from afar, listened in on their earnings release calls, watched their press releases, and each day that goes by, I just got more and more enamored with clearly I see them as being one of the premier hospice providers in the country.

But specific to your question, we engaged them just under 30 days ago, we signed our letter of confidentiality, and disclosure agreements about 26 days ago. And so for the last 26 days, we’ve had our heads down focused on this transaction. Our board made the initial approach to Odyssey I think on April the 23rd, and we put in our last offer on this past Friday. And through Goldman

Sachs was hired by the seller, and I think they ran a very, very tight process. I was impressed with – sometimes I didn’t like the process – but I was nonetheless impressed with the process that Goldman ran. And we came to a conclusion late yesterday. Matter of fact, we signed the deal at 4:00 this morning. So that tells you how fast things have moved.

Whit Mayo:

OK, and maybe one last question, just in terms of going back and looking at the overlap in the business. This may be a little premature, but just with you know kind of regards to market integration, do you contemplate at this point consolidating the offices where you have home health and they have hospice? I’m just trying to understand the risk around that.

Tony Strange:

Well and I’m not sure which of those questions you meant to ask. Are we going to consolidate – what you asked was are we going to consolidate our home health operations and their hospice operations? And the answer to that’s no.

Whit Mayo:

OK.

Tony Strange:

Those are different businesses, they’re run by different management teams, they have different sales organizations. And so there is not a lot of internal synergy between home health and hospice. However, what we will begin to do is to begin to leverage the same – the customer base as well as the referral source base and the patient base. For example, in Phoenix, Arizona today, in our home health operation, we have patients that are being discharged to another hospice provider today. And you know starting in the near future, we will be giving our patients the option to choose Odyssey as their hospice provider.

Secondly, we’ll begin to leverage that referral base, we’ll be going out and looking at places where Odyssey has good customer relations, and also be able to say to those folks you know we now can provide home health, and vice versa, with Gentiva.

In terms of the hospice overlap, there are only eight markets between the two companies where we both have hospice operations in the same city. So from an operating perspective, I think the integration in the field will actually be pretty straightforward.

Whit Mayo:

OK, thanks a lot, good luck.

Tony Strange:

Thank you.

Operator:

Your next question comes from Art Henderson of Jefferies.

Art Henderson:

Hi, most of my questions have been answered. But I was just curious, from a systems standpoint, are there aspects that Odyssey has from a systems standpoint that are better than yours? Are you going to bring most of, all of the IT onto your platform?

Tony Strange:

No, Odyssey has a proven billing system that they use, they don’t use a point of care system in the field, but they have a proven billing system that has done a really good job for them. Our hospice programs aren’t using a point of care at the patient bed side either. So while we haven’t begun the integration process, one would think that more than likely that we would be migrating to use their billing platform for all hospice services.

Art Henderson:

OK. And then, Tony or Eric, either one, I assume that after this is all closed, all kind of free cash flow is going to debt repayment for a while?

Eric Slusser:

Well there will be a covenant around excess cash flow, but by no means will there be a requirement that every bit of free cash flow goes. But we are going to you know balance that you know we get this closed you know we still want to grow our home health business, so we’ll be looking at small opportunities as this moves along. But again, there’s going to be covenants under excess cash flow, but by no means does it tie up everything after our free cash.

Tony Strange:

Yes and Art, I give Eric credit on this. The way he’s been working with the banks. We’ve worked very hard to make sure that we don’t tie up all of our capital to debt repayment.

So because strategically we’re going to continue to consolidate this business. I believe that there are going to be plenty of consolidation opportunities in the home health space while we digest this hospice acquisition. We have an acquisition M&A team that will need to continue to work.

While we may not be doing another billion dollar transaction in the near future, that’s not going to stop us from strategically looking for opportunistic acquisitions in markets where we’ve identified that are good places for us to expand.

Art Henderson:

OK that’s great thanks very much, congratulations.

Tony Strange:

Thanks, Art.

Operator:

Your next question comes from Ralph Giacobbe of Credit Suisse.

Ralph Giacobbe:

Thanks good morning, just wanted to go back to sort of your last comments around the strategy you know obviously recently you’ve divested some businesses outside of you know kind of core home health with sort of a stated focus on the core. Now we sort of have this you know levering up the balance sheet for this large hospice transaction you know when the pipeline for the home health deals is seemingly pretty robust. So again just trying to balance that and understand the strategy a little better and what it means in terms of home health opportunities.

Tony Strange:

Well, Ralph, first of all, let me clarify something. I mean we have consistently said that we are a home health and hospice provider. And the sale of CareCentrix now a couple of years ago, the sale of our pediatric business, the sale of our HME and pharmacy business, the acquisition of the hospice company that we just bought in the first quarter of 2010. I think are all consistent with that strategy.

So while you didn’t say it, I don’t want anybody to infer that Gentiva has had some kind of diversion from its core strategy. I think if anything this really demonstrates our commitment to being you know the largest or the fastest growing home health and hospice company in America.

And I think the Odyssey transaction is right in the center of that sweet spot. So with that from a strategic perspective I feel like we’re right down the center of the fairway on our strategy.

Going back to the four points that I made that you know we have both a customer or patient base that’s similar in home health and hospice; we have a referral source base that’s similar for home health and hospice.

I like the fact that we have some diversity. If you look back over the last two decades you would be hard pressed to find a year where both home health and hospice both got significant reimbursement changes or reductions all in the same year.

And while hospice is not immune to reimbursement reductions, it does seem to be a little more insulated than home health. So we like it for that reason; it gives us a little bit of protection from a Washington perspective.

The other thing that we like about the timing of this, and this was one of the reasons that we moved quickly on this, is that we’re going to take the leverage to do the deal today; however, as you begin to see some more details related to our model you’ll see the leverage ratio because of the cash flow the two companies put off together, you’ll see that leverage ratio come down in a hurry. And the fact that we’re delevering before we get to 2014, when rebasing starts for the home health business, is something that’s pretty comforting and I think again positions us to have our balance sheet to be in a position where we could go out and consolidate if rebasing were to turn out to be really negative for our industry. The consolidation opportunities are only going to get better, and by that time we’ll have delevered, and you know, we’ll be right back to where we are today.

Ralph Giacobbe:

OK. That’s helpful. And then can you give us any idea, like, what percentage of home health ultimately you know, utilizes hospice? Is there a general sort of percentage that you feel comfortable throwing out there?

Tony Strange:

No, if you go out to the industry, you’ll hear a lot of different discussions. If you can contact the National Association for Hospice, they can give you numbers. But you’ll hear people using numbers anywhere from 10 to 20 percent of the patients that are in home health may qualify for hospice. But ...

Ralph Giacobbe:

OK, that’s a helpful and then this is my last one. Can you maybe remind us of the management organization and sort of the different layers that you have sort of reporting up to the top?

Tony Strange:

For Odyssey?

Ralph Giacobbe:

No, well, for you and then yes, for Odyssey as well. That’d be helpful.

Tony Strange:

Yes. Again, I don’t want to get into integration planning on this call. What I will tell you is the two companies have a very similar structure in how they manage the field operations. You start at the branches – I think I mentioned they have about 121 locations.

Those branches report up to regional vice presidents. I believe they have seven regions throughout the country. They have, again, the regional vice presidents and a regional team in place, such as a regional clinical person, a regional HR person, a regional you know, finance, and so on.

And then those people report into a corporate structure, where there’s a chief operating officer and a regional – I mean, a vice president of operations and so forth. When you look at the

Gentiva organization for home health, we have a very similar structure. When you look at Gentiva for hospice, while our structure is similar, we have a very – you know, our hospice business is $80 million.

So where they have seven regions, it would look more like we have one. Is that helpful?

Ralph Giacobbe:

OK. Yes, that’s very helpful. Thanks very much.

Tony Strange:

OK, thanks Ralph.

Operator:

Thank you. Again, to ask a question, please press star one on your telephone keypad. As a reminder, please limit your questions to one and one follow-up. Your next question comes from Kirk Streckfus of Stifel Nicolaus.

Kirk Streckfus:

Good morning. Thanks for taking my questions. First question’s in terms of overlap – could you tell us what proportion of your home health agencies operate where Odyssey programs are?

Tony Strange:

You know, I don’t. I’m not prepared with that number in front of me today. We’ve done that work in our due diligence. But it’s a very nice overlap. I can’t say that it’s one to one, but it’s not too far from it. Where they have hospice – in most of the places they have hospice, we have home health.

Kirk Streckfus:

OK. That’s helpful. And just in terms of Medicare cap, obviously Gentiva’s done a really good job of managing cap exposure, and now that you’re taking hospice and managing it on a much larger scale, are there any strategies that you’re putting in place to manage cap?

Tony Strange:

Well, that’s a great question, and I’ll tell you in our due diligence process, that’s one of the areas that we really focused on with Odyssey. Matter of fact, we came away from our diligence very comfortable that they’ve done a very good job of putting the mechanisms in place to manage their cap. They anticipate – the way they record their cap and the way they measure it on a daily basis – I think it’s virtually – or highly unlikely that there’s any kind of cap surprise within Odyssey.

So when you look at some of the data that they look at and you look at the mechanisms of the dashboard they have to measure that data, we will probably adopt those for our hospice program as well. So we got very comfortable with the cap exposure. Bob and his team – Dirk and their chief operating officer Craig – they’ve just done an exceptional job in getting their arms around that particular issue.

Kirk Streckfus:

OK, great. And just one last question – in terms of profitability, just looking at your margins in relation to Odyssey’s – I mean, I know you’re not going to give any specifics here, but do you expect the combined entity to have higher margins than where Gentiva’s currently operating?

Tony Strange:

Well, that’s a broad question. I’m going to bring you back to a little bit more specific. If you recall on our last quarter earnings call – if you looked at our hospice business prior to corporate overhead, and we call that an EBITDA contribution number. Our EBITDA contribution was about 18 percent for our hospice. And that was really the highest – was the best result we’d ever produced.

If you try to look at any apples-to-apples comparison for Odyssey, that number for Odyssey prior to corporate overhead should be higher than ours. Now, I’m not suggesting that ours would just go up to where theirs is – but our two – in putting the two hospice business together, that should create accretion for us from that perspective.

In terms of commenting on the overall EBITDA percentage number for the combined companies, I don’t think we’ve given that level of detail yet, other than I did say that we expected to be accretive in year one.

Kirk Streckfus:

OK. Great. Thank you very much.

Operator:

Your next question comes from Eugene Goldenberg of BB&T Capital Markets.

Eugene Goldenberg:

Hi. Good morning, guys. Congratulations on the transaction.

Tony Strange:

Thank you.

Eugene Goldenberg:

Most of my questions have been answered, but I do have just a couple of quick follow-ups. From a management perspective – I mean, it’s obvious you guys don’t need two CEOs or two CFOs, but do you feel comfortable with the current management that you have in place? Do you need to make any additions to the executive ranks, where now you’re heading up a home health and a hospice business, and you do kind of plan on running them as two separate entities?

Tony Strange:

Yes, we’ll have that infrastructure in place in the combined companies. We’ll have an infrastructure in our home health division and an infrastructure in our hospice division. But I need let you know, keep in mind that that infrastructure already exists within Odyssey.

Eugene Goldenberg:

I see. I see, OK. But so no plans to put in maybe a COO in place, or anything like that?

Tony Strange:

You know, we just haven’t really gotten that far down in the integration process, and as we go through that, we’ll keep you posted. But we just haven’t gotten into that level of integration planning, and – nor have we – you know, disclosed any of the details around it.

Eugene Goldenberg:

Gotcha. And the last question I have for you guys is considering that sorta time frame that this deal was evaluated, signed, and sealed – as we say – how comfortable are you with some of the outstanding legal matters that Odyssey has on their hands?

Eric Slusser:

John?

John Camperlengo:

Sure. Thanks, Eric. Eugene, we did a fairly comprehensive review of the matters, and I think to the extent that you can get as comfortable as you can with a government investigation, having access to the information that we had. You know, we would look at it in two kinds of buckets. You know, we had their – the earlier stuff and the go forward, and we felt very comfortable on the go forward. And we’ll deal with that which is in the past sort of like Gentiva had in their recent history. We had an old matter that we resolved. So, you know, it’s I guess the price of doing business with a large company and we got comfort around it.

Eugene Goldenberg:

Great, thanks for those comments, guys. Congrats again.

Tony Strange:

Thank you, Eugene.

Operator:

Your next question comes from A.J. Rice of Susquehanna.

A.J. Rice:

Hello, everybody. Thanks a lot. And congratulations on your deal.

Just first to go back to your comments around I think the question on breakup fee. So is it your sense that you guys initiated this transaction and there was sort of an exclusive negotiation between you and Odyssey and there’s now a go-shop period?

Is that what I understood you to say? Or am I maybe misinterpreting that?

Tony Strange:

Well, first of all I can’t wait until I have those details as well. Because I’ve been guessing now for about 30 days.

If we had Bob on the phone with us I think what I could accurately portray is that when we approached Bob back on I think it was April the 23rd, his comments were we weren’t the first person to have this idea. And that they had already established a data room and were in discussions with someone else.

And he suggested that speed would be our ally. And so we jammed up our engines and we began working very quickly. It became apparent to me — this is unconfirmed — but as we began to request information and information began to populate the data room, it became apparent to me that if there was someone else working in that data room, we were in front. Because our document request was what was populating the data room, as opposed to documents that have already been there from that someone else reviewing.

So whether or not we were the first, once we engage we quickly became the lead. And I don’t know that I’ll know the answer to that until this whole thing settles.

During the process though, once they engaged Goldman Sachs to represent them, then it became a competitive process. And I can only assume that Goldman did what all bankers would do for their clients and they conducted a competitive process.

And in the end there was at least one other player at the table, if not two. At least one that I know about or have assumptions about.

But then the process really came down really to the weekend, and really a decision wasn’t made — they had a board of directors meeting last night at 8 o’clock central time — my understanding. And that’s when they made the decision to go with Gentiva.

We worked through the night and signed the transaction up at about 4 o’clock this morning.

A.J. Rice:

OK. And again, just — weren’t there sort of two steps to the breakup fee, it sounded like? Did I hear that right or not?

Tony Strange:

Yes, there’s a standard go-shop provision. And they’ve got to contact other competitive buyers that they might not have contacted during this process.

And then once that timeframe’s over then it goes to the normal window shop. I mean, it’s a public transaction so, you know, then anybody could show up at any point.

A.J. Rice:

And the fee is what on that I’m sorry, again?

Tony Strange:

I think it’s two and a half percent and then three percent.

A.J. Rice:

Right, OK. And then just finally, real quick on the — I know you highlighted Hart-Scott approval. Does each state that which you guys both operate have to approve it? And is there any thought about what that process might look like?

John Camperlengo:

A.J., this is John. There’s usually not a state approval. This is more on the licensure side, you know, when you go out and you file your notification. Since we only operate in nine states, I’m not sure exactly what all the other 21 might have. But I don’t foresee it to be an issue.

A.J. Rice:

You think of it as more of a perfunctory thing as opposed to, they’ll actually review the transaction and grant that new license?

John Camperlengo:

That’s correct. It’s usually a notification (inaudible) and approval.

A.J. Rice:

OK, all right. That’s great, thanks.

Tony Strange:

And from the Hart-Scott perspective, again we only got the eight markets that overlap and there’s — and in none of those markets are either one of the two companies the only hospice providers. So we just don’t think it’s going to be an issue.

A.J. Rice:

Sure, of course. All right, thanks a lot.

Operator:

Your next question comes from Jeff Englander of Standard & Poor’s.

Jeff Englander:

Good morning. Just a quick question, you alluded to it a little bit before, but given, you know, the increase in margins at Odyssey post the VistaCare deal, can you just talk about, you know, what kind of opportunity’s left there? And, you know, maybe, you know, where you see them?

Tony Strange:

Well, if you look at their first quarter results they had a really good quarter. I think their margins are kind of in the fourteen percent range. They had a couple of one-time items that might have boosted that just a little bit. But I think it’s, you know, they demonstrated that they can run a hospice business in that low teens from an EBITDA contribution. And I don’t see any reason why that would change.

Jeff Englander:

I guess what I’m getting at is do you see any potential, you know, to increase those even further?

Tony Strange:

I don’t think we’ll — again, we haven’t put those models out there yet. But we’re not counting on any big increases in margins from their business at all.

Jeff Englander:

OK, thank you very much.

Tony Strange:

Just our normal growth.

Jeff Englander:

Great, thank you.

Tony Strange:

I think we have time for one more question.

Operator:

Your final question for today comes from Andreas Dirnagl of Stephens.

Andreas Dirnagl:

Yes, Tony, thanks. Most of my questions have been answered. But just again on the strategic side, so clearly not a lot of overlap in terms of where you both have hospice programs. Good overlap in terms of, as you said, most of the places they have hospice, you have home health.

In those areas where you don’t have any overlap on either side, just out of curiosity do you think it’s easier to layer a home health business under an existing hospice infrastructure? Or is it easier to layer hospice under an existing home health infrastructure?

Tony Strange:

Interesting question. And the only way to answer that is really state by state.

In most states it’s just getting hard to get either one of them licensed from a startup perspective, for lots of different reasons. The state budget issues, usually whatever the state survey process is, CMS outsources the survey process to the states.

So it’s just getting more and more difficult. For example, there’s certain states like — I’ll use Louisiana as an example — where they might not have a CON for hospice but they haven’t issued a new hospice provider number in 10 years or so. So, you know, it really just varies state by state. But either one is getting more and more difficult to do a de novo startup from scratch.

Andreas Dirnagl:

OK, so just to make sure I’m understanding correctly. So it sounds like at least in the short to medium-term, the real opportunity here is sort of the integration where you both have existing operations?

Tony Strange:

That’s an opportunity — that’s correct.

Andreas Dirnagl:

OK, great. Thank you very much.

Tony Strange:

All right. Well, again thank you for joining our call today. We got plenty of work to do. I also want to again thank all the people that participated in getting us here. There’s been a lot of sleepless nights over the last five to seven days. And I appreciate everybody’s hard work. Thanks a lot, and I look forward to keeping you updated on our progress.

Operator:

Thank you for participating in today’s conference call. You may now disconnect.

END